Exhibit 10.15

NEXPOINT BUFFALO POINTE HOLDINGS, LLC

(A Delaware Limited Liability Company)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of May 29, 2020

THE MEMBERSHIP INTERESTS ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND MAY NOT BE TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS HEREOF.

IN ADDITION, THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE TRANSFER OF MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH TRANSFER IS MADE IN COMPLIANCE WITH THE SECURITIES ACT AND ALL SUCH APPLICABLE LAWS.

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEXPOINT BUFFALO POINTE HOLDINGS, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of NexPoint Buffalo Pointe Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of May 29, 2020 (the “Effective Date”), by NexPoint Real Estate Partners, LLC, a Delaware limited liability company (the “Lead Common Member”), and each of the other Persons admitted as members of the Company.

ARTICLE I

Organization

1.1 Formation. The Company was formed by filing a Certificate of Formation (the “Certificate”) pursuant to and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”). The Company’s existence began upon the filing of the Certificate with the office of the Secretary of State of the State of Delaware and shall continue for the period of duration set forth in the Certificate or until the earlier dissolution, liquidation and termination of the Company in accordance with Article IX.

1.2 Name. The name of the Company is NexPoint Buffalo Pointe Holdings, LLC. The Manager (as defined below) may change the name of the Company from time to time. In such event, the Manager shall (i) give prompt written notice thereof to the Members and (ii) promptly file or cause to be filed with the office of the Secretary of State of the State of Delaware an amendment to the Certificate reflecting such change of name.

1.3 Purpose. The purpose of the Company is to, directly or indirectly through subsidiaries (including the Borrower), (i) acquire, hold, maintain, finance, refinance, mortgage, improve, manage, develop, operate, lease, sell, exchange or otherwise deal with the Project; and (ii) engage or participate in such other activities related or incidental thereto as the Manager may from time to time deem necessary, appropriate or desirable.

1.4 Registered Office and Agent; Principal Place of Business. The address of the Company’s initial principal place of business is 300 Crescent Court, Suite 700, Dallas, Texas 75201. The Company’s initial registered agent and registered office are as set forth in the Certificate. The Manager may change such registered agent, registered office or principal place of business from time to time. In such event, the Manager shall (i) give prompt written notice of any such change to each Member and (ii) in the case of any change to the registered agent or registered office, promptly file or cause to be filed in the office of the Secretary of State of the State of Delaware an amendment to the Certificate reflecting any such change. The Company may from time to time have such other place or places of business within or outside the State of Delaware as may be determined by the Manager.

1.5 No State-Law Partnership or Joint Venture. The Company shall not be a partnership or a joint venture, and no Member or Manager shall be a partner or joint venturer of any other Member or Manager, for any reason other than for U.S. federal income and state tax purposes, and no provision of this Agreement shall be construed otherwise.

ARTICLE II

Members and Capital

2.1 Capital Commitment. Subject to Section 2.3, each Member has committed to contribute capital to the Company in the amounts (each such commitment, a “Capital Commitment”) set forth on Schedule I attached hereto.

2.2 Initial Capital Contributions. As of the Effective Date, the Members have contributed capital (in cash or other property) to the Company in the amounts set forth opposite their respective names on Schedule I. The preferred and common interests (the “Preferred Membership Interests,” the “Common Membership Interest,” and collectively, the “Membership Interests”) of the Members are also set forth opposite their respective names on Schedule I.

2.3 Additional Capital Contributions.

(a) A Member may contribute additional capital in excess of the Member’s Capital Commitment to the Company if, as and when called by the Manager from time to time in order to carry out the business of the Company as set forth in Section 1.3; provided, however, that a Member shall not be required to make any such additional capital contribution in excess of its Capital Commitment without the prior written consent of such Member, which consent such Member may give or withhold in its sole and absolute direction. On each occasion the Manager desires that a Member make additional capital contributions in excess of the Member’s Capital Commitment to the Company, the Manager shall give the Member written notice (each, a “Funding Notice”) that shall include (i) the aggregate amount of additional capital contributions requested, and (ii) the account of the Company where such additional capital contribution shall be sent. The Member shall have ten business days after the date of the Funding Notice (the “Election Period”) to provide the Manager with written notice of its election (“Election Notice”) as to whether or not it desires to make such additional capital contribution in excess of its Capital Commitment.

(b) If a Member fails to timely provide the Manager with its Election Notice, then the Member shall be deemed to have declined to make such additional capital contribution.

(c) Each Member electing to make a capital contribution in accordance with Sections 2.3(a) and 2.3(b) shall make such capital contribution to the Company on or before the second (2nd) business day following the end of the Election Period. Schedule I hereto shall be updated by the Manager to reflect such additional capital contributions.

(d) Without the prior written consent of the Manager, which consent the Manager may give or withhold in its sole and absolute discretion, no Member may make any capital contributions to the Company other than as set forth above in Sections 2.1 and 2.2.

(e) The capital contributions of the Members (if any, whether now or hereafter made) are solely for the benefit of the Members, as among themselves, and may not be enforced by any creditor, receiver or trustee of the Company or by any other Person.

2.4 No Return of Capital Contributions. No Member shall be entitled to a withdrawal or return of its capital contributions. Instead, each Member shall look solely to distributions from the Company for such purpose.

2.5 Redemption of Preferred Membership Interest.

(a) The Company shall redeem the Preferred Membership Interests, in whole or in part, in connection with a Capital Transaction, and the Net Cash Flow From Capital Transaction received by the Company in connection with such Capital Transaction are applied as set forth in Sections 6.1(c)(i) through 6.1(c)(iv); provided that the Company shall provide not less than fifteen (15) days prior written notice to the Preferred Members of such Capital Transaction.

(b) The Company may redeem the Preferred Membership Interests at any time following the twelve (12) month anniversary of the Effective Date, in whole or in part, at any time by payment of an amount in cash or immediately available funds equal to the Preferred Equity Redemption Amount (or portion thereof); provided that the Company shall provide not less than fifteen (15) days prior written notice to the Preferred Members of such proposed redemption.

(c) In the event that a partial redemption is made pursuant to this Section 2.5, such redemption shall be made among all Preferred Members, pro rata in proportion to their respective Preferred Membership Interests. For the avoidance of doubt, upon payments to a Preferred Member in an aggregate amount equal to the Preferred Equity Redemption Amount, all of the outstanding Preferred Membership Interests held by such Preferred Member shall be deemed redeemed by the Company automatically without any further action of the Company or the Members, and, except to the extent that such Preferred Member holds Common Membership Interests pursuant to the Dilution, such Preferred Member shall thereafter cease to be a Member of the Company and shall cease to have any rights under this Agreement other than any rights that it may have as a Covered Person under Article V. In furtherance thereof, each Preferred Member shall execute any reasonable document requested by the Company to confirm that such Preferred Member has ceased to be a Member of the Company.

2.6 No Interest. No Member shall be entitled to interest on its capital contributions, and any interest actually received by reason of investment of any part of the Company’s funds shall be included in the Company’s property.

2.7 Member Loans. If the Company shall have insufficient cash to pay its obligations, then if a majority in interest of the Preferred Members and a majority in interest of the Common Members agree, the Members may, in their joint discretion, advance such funds to the Company on such terms and conditions as are approved unanimously by all Members, including, without limitation, the Preferred Members and the Common Members. Each such advance shall constitute a loan from such Members to the Company and shall not constitute a capital contribution.

2.8 Capital Accounts.

(a) The Company shall maintain a separate capital account (a “Capital Account”) for each Member in accordance with the following provisions:

(i) to each Member’s Capital Account there shall be credited the amount of money and the initial Gross Asset Value of any other property contributed to the Company by such Member, such Member’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated hereunder and the amount of any liabilities of the Company such Member is considered to assume or take subject to;

(ii) to each Member’s Capital Account there shall be debited the amount of money and the Gross Asset Value of any other property distributed to such Member by the Company, such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are specially allocated hereunder and the amount of any liabilities of such Member the Company is considered to assume or take subject to;

(iii) if all or a portion of an interest in the Company is transferred in accordance with this Agreement, then the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in the Company; and

(iv) in determining the amount of any liability for purposes of Sections 2.8(a)(i) and 2.8(a)(ii), Code Section 752(c) of the Code and any other applicable provision of the Code and Treasury Regulations shall be taken into account.

(b) This Section 2.8 as it relates to the maintenance of Capital Accounts is intended to comply with the requirements of Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations; provided, however, that nothing contained herein shall be construed as creating a capital account deficit restoration obligation or otherwise personally obligating any Member to make capital contributions in excess of the capital contributions provided for in this Article II. If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, debits or credits relating to liabilities that are secured by contributions or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Treasury Regulations, then the Manager may make such modification; provided, however, that such modification is not likely to have a material effect on the amounts distributed to any Person pursuant to Article IX upon the dissolution, liquidation and termination of the Company. In addition, the Manager shall (i) make any adjustment that is necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modification if unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b). The Capital Accounts shall be adjusted in connection with the Dilution.

ARTICLE III

Rights and Obligations of the Manager

3.1 Initial Manager; Term; Vacancies; Resignation; Removal. The initial manager of the Company (the “Manager”) shall be the Lead Common Member. Subject to the appointment of a replacement manager of the Company in accordance with Section 4.6(b), any Manager may only be removed, suspended or replaced at any time by the Lead Common Member with the consent of a majority in interest of the Preferred Members.

3.2 Management. The management, control and direction of the Company and its operations, business and affairs shall be vested exclusively in the Manager, who, subject to Sections 3.4 and 4.5, shall have the right, power and authority, to carry out any and all purposes of the Company and to perform or refrain from performing any and all acts that the Manager may deem necessary, appropriate or desirable.

3.3 Powers. Subject to Section 3.4, the Manager shall have the power generally conferred by law and/or as necessary to do all things and perform all acts necessary and appropriate for successful accomplishment of the purpose of the Company, including, without limitation, the power to cause the Company and/or its subsidiaries to do any or all of the following:

(a) to acquire, own, hold, manage, maintain, operate, preserve or enhance the value of, seek and obtain zoning and other entitlements for, improve, develop, use, market and ultimately lease, sell, contribute or otherwise dispose of the Project, or any portion thereof or interest therein, and engage in any and all activities as are related or incidental to the foregoing;

(b) to employ such accountants, lawyers, managers, agents, and other management or service personnel as may, from time to time, be required or appropriate to carry on the business or purposes of the Company, including Persons to manage the Project;

(c) to negotiate and enter into agreements and contracts (including with any Affiliate of the Manager) in furtherance of the Company’s business including, without limitation, all documents and agreements as may be required or appropriate in connection with the acquisition, financing, ownership, management, leasing, maintenance, operation, improvement, development, construction, marketing, leasing, sale or other disposition of the Project or any portion thereof or interest therein, and any amendments, extensions or assignments thereof;

(d) to purchase at the expense of the Company, liability, casualty, fire and other insurance and bonds to protect the Company’s assets and business, in such amounts and with such coverage as determined by the Manager, subject to Section 3.4; and

(e) to open, maintain, and close accounts with banks and other financial institutions, and to pay customary fees in conjunction with the use and termination of their services.

For the avoidance of doubt, the rights set forth above are reserved solely for the Manager, and no officer or other agent of the Company may take any such actions, or enter into an agreement to take such actions, without the prior written consent of the Manager, except as contemplated by Section 3.7 below.

To the fullest extent permitted by law, every contract, deed, mortgage, deed of trust, pledge, lease and other credit agreement or instrument executed by the Manager, including, without limitation, any Master Credit Facility Document, shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof: (i) the Company was in existence; (ii) neither this Agreement nor the Certificate had been amended in any manner so as to restrict the authority of the Manager; and (ii) the execution and delivery of such instrument was duly authorized by the Company, to the fullest extent permitted by law. Any Person may rely on a certificate addressed to such Person and signed by the Manager hereunder (1) setting forth the names of the Members and/or the Manager, (2) as to the existence or non-existence of any fact which constitutes a condition precedent to acts by the Members or the Manager or in any other manner germane to the affairs of the Company, (3) setting forth the Persons who are authorized to execute and deliver any instrument or document on behalf of the Company, (4) certifying as to the authenticity of any copy of the Certificate, this Agreement, any amendments thereto and hereto and any other document relating to the conduct of the affairs of the Company, or (5) as to any action taken or not taken by the Company or as to any other matter whatsoever involving the Company, the Manager or any Member in the capacity as a Member or Manager. Nothing contained in this paragraph shall be deemed to expand the rights or authority of the Manager as provided in this Agreement or to limit the approval rights of the Preferred Members as expressly provided in this Agreement.

3.4 Limitations on Manager’s Authority. Notwithstanding the provisions of Sections 3.2 or 3.3 above or any other provision of this Agreement, but subject to the penultimate paragraph of this Section 3.4, the Manager shall not undertake or cause the Company (or any entity in which the Company owns a direct or indirect interest) to do or agree to do any of the actions described in this Section 3.4 (each, a “Major Decision”) without the approval of a majority in interest of the Preferred Members and a majority in interest of the Common Members:

(a) approve an annual budget for the operation of the Project and to approve any deviations from such budget (the “Approved Annual Budget”) except as otherwise contemplated by Section 3.4(b); provided, however, (i) the Members hereby approves the annual budget for the operation of the Project during 2020 attached hereto as Schedule IV, and (ii) with respect to Approved Annual Budgets for subsequent years after 2020, the Approved Annual Budget for the immediately preceding year shall be deemed to control to the extent a majority in interest of the Preferred Members and a majority in interest of the Common Members have not approved a new annual budget submitted by the Manager, subject to the deviations therefrom contemplated by Section 3.4(b) and, if applicable, CPI increases for expenses, and (iii) without limiting the ability of the Manager to pay expenses in accordance with the Approved Annual Budget for the immediately preceding year as described above, the Manager shall be entitled, without the consent of the Members, to pay Nondiscretionary Expenses, in each case incurred by the Company or any subsidiary of the Company (including Borrower) regardless of the amount; provided further, however, that, so long as the Master Credit Facility is outstanding, the annual budget for the operation of the Project approved by the Lender pursuant to the Master Credit Facility Documents shall be the Approved Annual Budget for all purposes hereunder (it being the intention of the Members to have a single approval process for the Approved Annual Budget at any given time);

(b) subject to Section 3.4(a), the payment of expenses of the Company or its subsidiaries (including the Borrower) in respect of the Project outside of the Approved Annual Budget in excess of ten percent (10%) of a line item, but not to exceed ten percent (10%) of the Approved Annual Budget in the aggregate of all line items, in each case excluding Nondiscretionary Expenses;

(c) take any Extraordinary Act;

(d) adoption and/or execution of amendments to, or modification or termination of, the Master Credit Facility Documents or this Agreement (except in connection with the redemption in full of all of the outstanding Preferred Membership Interests); provided, however, that the Members acknowledge and agree that they have approved the Master Credit Facility Documents in effect as of the Effective Date;

(e) take any action in violation of the Master Credit Facility in a manner that would or would reasonably be expected to result in the occurrence of an “Event of Default” thereunder;

(f) except to the extent contemplated by the Master Credit Facility Documents, to execute or modify any mortgage or deed of trust affecting the Project (except to the extent that the liability evidenced by such instrument is permitted by other provisions of this Agreement or in connection with any loan pursuant to which the Preferred Equity Redemption Amount will be paid in full), provided that the Members shall not unreasonably withhold consent to any financing;

(g) authorize, adopt and/or execute any property management agreement or similar agreement with any property management company or similar service provider with respect to the Project; provided, however, the Members hereby acknowledge and agree that the Project will be managed by BH Management Services, LLC pursuant to a property management agreement in substantially the form previously made available to the Members prior to the date of this Agreement (the “Management Agreement”), and the form of the Management Agreement, and all fees and other amounts to be paid thereunder, are hereby approved by Members; provided, further, that in no event shall the Management Agreement be amended or modified to increase the fees or other amounts payable thereunder, or in any other material respect, without the consent of a majority in interest of the Preferred Members;

(h) to purchase any additional real property (other than the Project);

(i) to sell, assign, lease or otherwise dispose of all or any part of the Project or the Company’s ownership interest in the Borrower in a transaction whereby the proceeds from such transaction would not exceed the amounts distributable to the Preferred Members in accordance with Section 6.1(c)(i) and 6.1(c)(ii) (except for residential leases to tenants and dispositions of personal property in the ordinary course of business); provided, however, that notwithstanding anything to the contrary in this Agreement, the approval of the Members shall not be required for arm’s length utility, cable, internet and laundry easements, leases and agreements entered into in the ordinary course of business at generally prevailing market rates and which do not violate the Master Credit Facility;

(j) to change the designation of the holder of legal title of all or any portion the Project except as contemplated by Section 3.4(i);

(k) other than in connection with the Master Credit Facility, pledging or granting any lien on the ownership interest of the Company in Borrower or incurring indebtedness or making a loan to anyone except (i) to the extent such debt consists of general trade payables or is unsecured and does not exceed two percent (2%) of the Master Credit Facility and (ii) in connection with any loan pursuant to which the Preferred Equity Redemption Amount will be paid in full;

(l) to merge, convert, or exchange the Company with or into any other legal entity.

(m) except as otherwise provided in Section 3.9, enter into, or enforce (or fail to enforce) any of the Company’s rights and remedies under, any contract or agreement between the Company, on the one hand, and the Manager or any Affiliate thereof, on the other hand (for the avoidance of doubt, this Section 3.4(m) shall not apply to this Agreement); provided, however, that it shall not be a violation of this Section 3.4(m) to enforce or fail to enforce the Company’s rights and remedies under any contract or Agreement where the same cannot reasonably be expected to have a material adverse effect on the Company or the Project;

(n) enter into any business or engage in any activity other than pursuant to the purpose of the Company as described in Section 1.3;

(o) issue additional membership interests in the Company or Borrower (which shall not be deemed to occur upon the contribution of additional capital by any Member to the Company pursuant to Section 2.3 or upon the contribution of additional capital by the Company to Borrower), except in connection with a transaction pursuant to which the Preferred Equity Redemption Amount will be paid in full;

(p) except as otherwise provided in Sections 7.1 and 7.2, approve any transfer of any Member’s interest in the Company or admit any new Member to the Company or any new member to Borrower, except in connection with a transaction pursuant to which the Preferred Equity Redemption Amount will be paid in full;

(q) modify, terminate, or remove the Preferred Members as additional insureds with respect to liability, casualty, fire and other insurance and bonds obtained by the Company to protect the Company’s assets and business;

(r) make any tax election or decision affecting the tax treatment of the Preferred Members in connection with its participation in the Company; or

(s) take any action in contravention of the provisions of this Agreement or take any other action that requires the approval of all the Members under the express terms of this Agreement or the non-waiveable provisions of the Act.

Notwithstanding the foregoing or any other provision of this Agreement, the Company, the Manager shall not be required to obtain the consent or approval of the Common Members for: (i) any action required under the terms and conditions of the Master Credit Facility Documents; (ii) paying any third party expense of the Project to the extent that such expense is paid from additional capital contributions made by the Lead Common Member pursuant to Section 2.3; or (iii) any action which has been included in an Approved Annual Budget (subject to the variance allowance set forth in Section 3.4(b)).

If the Manager desires to take any action that constitutes a Major Decision, the Manager shall provide the Members with a written notice of the proposed action, which notice shall describe the proposed Major Decision in reasonable detail (any such notice, a “Major Decision Approval Request”). Any submittal of a Major Decision Approval Request to a Member that is not responded to by that Member in writing shall be deemed approved if: (i) the first Major Decision Approval Request from the Manager to that Member contains a bold-faced, conspicuous legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A MAJOR DECISION APPROVAL REQUEST UNDER THE LIMITED LIABILITY COMPANY AGREEMENT OF NEXPOINT BUFFALO POINTE HOLDINGS, LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) DAYS MAY RESULT IN THE MAJOR DECISION APPROVAL REQUEST BEING DEEMED GRANTED”; and (ii) if that Member fails to respond to such Major Decision Approval Request in writing within such ten (10) day period, a second Major Decision Approval Request is delivered to that Member containing a bold-faced, conspicuous legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A MAJOR DECISION APPROVAL REQUEST UNDER THE LIMITED LIABILITY COMPANY AGREEMENT OF NEXPOINT BUFFALO POINTE HOLDINGS, LLC. FAILURE TO APPROVE OR DENY THIS REQUEST IN WRITING WITHIN FIVE (5) DAYS WILL RESULT IN YOUR APPROVAL BEING DEEMED GRANTED”, and that Member fails to either approve or deny such Major Decision Approval Request within five (5) days from its receipt of such second notice.

3.5 Liability of Manager. No Manager (in its capacity as such) shall be personally liable for the debts and obligations of the Company.

3.6 Other Activities. Neither this Agreement nor any principle of law or equity shall preclude or limit, in any respect, the right of any Member or Manager to engage in or derive profit or compensation from any activities or investments (including those competitive with the Company and/or its subsidiaries), nor give any other Manager or Member or any other Person any right to participate or share in such activities or investments or any profit or compensation derived therefrom.

3.7 Officers. The Manager may (a) elect officers of the Company with such titles as the Manager may deem appropriate and (b) subject to Section 3.3, delegate any or all of their rights, powers and authority under this Agreement to such officers as the Manager may determine from time to time. Any officer may be terminated or removed at any time with or without cause by the Manager.

3.8 Reimbursement. The Manager shall be entitled to reimbursement for all reasonable expenses paid or incurred by it on behalf of the Company. The Manager shall not be entitled to reimbursement of any internal costs or any compensation of employees, rent, or other overhead expenses except as provided in Section 3.9 or otherwise included in an Approved Annual Budget.

3.9 Compensation of the Manager and Members. Unless all the Members otherwise consent, the Manager shall not be entitled to receive any management fee or other compensation for managing the Company except as otherwise provided in this Agreement, including without limitation in Section 3.4(g) above.

3.10 Financial Statements and Other Reporting. The Manager shall prepare and deliver to the Preferred Members and Common Members, as applicable, such annual and periodic financial statements, reports and summaries as are set forth on Schedule II attached hereto pursuant to the frequency and schedule set forth on Schedule II attached hereto (the “Reporting Requirements”).

3.11 Fiduciary Duties. To the fullest extent permitted by the Act, the fiduciary duties of any Manager, officer or Member to the Company, any Member or any other Person that is a party to or is otherwise bound by this Agreement, shall be limited to the duty of good faith. The Members and the Manager agree that to the fullest extent permitted by law, the foregoing duty of good faith is intended to replace any fiduciary or other duty owed by the Manager and the Members to the Company and/or each other under applicable law, and each party hereby affirmatively waives, to the fullest extent permitted by law, such fiduciary or other duties. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Member or Manager otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member or Manager. The Common Members acknowledges that the remedies provided for herein for any such default were specifically bargained for and are fair, just and equitable in all respects, may be exercised in whole or in part, and in no event should exercise of such remedies be considered a breach by any Preferred Member of any duty owing to the Common Members or the Company.

ARTICLE IV

Rights and Obligations of Members

4.1 No Authority. No Member (in its capacity as such) shall participate in the management, control or direction of the Company’s operations, business or affairs, transact any business for the Company, or have the power to act for or on behalf of or to bind the Company, such powers being vested solely and exclusively in the Manager (subject to the Manager’s right to delegate such powers pursuant to Section 3.7); provided, however, that nothing contained in this Section 4.1 shall prohibit any Member from acting as a Manager or officer of the Company or its affiliates.

4.2 Liability of Members. No Member (in its capacity as such) shall be personally liable for the debts and obligations of the Company.

4.3 Consents and Limited Voting Rights. The Members (whether individually or in combination) shall not be entitled to consent to, vote on or approve any matter for which the action of such Members is not expressly required by the Act or this Agreement or requested by the Manager. In the case of any matter for which the approval of the Members is expressly required by the Act or this Agreement or requested by the Manager, such action shall be effective and binding against the Company, each Member and the Manager if taken with the consent, vote or approval of a majority in interest of the Preferred Members and a majority in interest of the Common Members (unless a different percentage is required by the Act or stated in this Agreement). In the case of any matter for which the approval of the Preferred Members is expressly required by the Act or this Agreement or requested by the Manager, such action shall be effective and binding against the Company, each Member and the Manager if taken with the consent, vote or approval of a majority in interest of the Preferred Members (unless a different percentage is required by the Act or stated in this Agreement). In the case of any matter for which the approval of the Common Members is expressly required by the Act or this Agreement or requested by the Manager, such action shall be effective and binding against the Company, each Member and the Manager if taken with the consent, vote or approval of a majority in interest of the Common Members (unless a different percentage is required by the Act or stated in this Agreement).

4.4 [RESERVED].

4.5 [RESERVED].

4.6 Manager Termination Triggering Event. At any time following the occurrence of a Manager Termination Triggering Event (unless the Common Members have waived such Manager Termination Triggering Event in writing), in addition to all other rights and remedies that the Common Members may have at law or equity, the Common Members shall have the following rights and remedies:

(a) The Common Members may deliver to the Manager a notice of such Manager Termination Triggering Event, specifying with particularity the basis for the notice (a “Triggering Event Notice”).

(b) Subject to Section 4.6(c), at any time following the delivery of a Triggering Event Notice, the Common Members may deliver to the Manager a termination notice (a “Termination Notice”) providing for the removal and replacement of the Lead Common Member as the Manager and for the removal and replacement of all managers and executive officers of each of the managers of any Company subsidiary, in which event the provisions of Section 4.7 shall also be applicable. The Common Members shall use commercially reasonable efforts to ensure that any Person that shall replace the Lead Common Member as the Manager of the Company or as manager of any company subsidiary shall be reasonably acceptable to the Lender and either (i) shall assume in a manner reasonably acceptable to the Lender all obligations and liabilities under any guaranty made by the Company in favor of the Lender first arising from and after the date of the Termination Notice or (ii) provide a PM Replacement Guaranty in accordance with Section 4.6(c); provided, that the foregoing shall not restrict the Common Members’ right under Section 4.7(b)(i).

(c) If the Person that shall replace the Lead Common Member as the Manager does not elect to assume the obligations and liabilities under any guaranty made by the Company in favor of the Lender in accordance with clause (i) of subsection (b) above, prior to and as a condition precedent to the removal of the Lead Common Member as the Manager in accordance with this Section 4.6, a Common Member or a credit worthy Affiliate thereof (the “PM Guarantor”) shall have satisfied the requirements under the Master Credit Facility Documents to enter into any guaranty or environmental indemnity required thereunder (collectively, the “PM Replacement Guaranty”) in substantially the same form and upon materially the same terms as, and in replacement of, any Loan Guaranty.

(d) The removal of the Lead Common Member as the Manager shall not limit, impair or otherwise effect its rights as a Member under this Agreement or the Act.

4.7 Termination of the Manager. If a Manager Termination Triggering Event has occurred (unless a majority in interest of the Common Members have elected waived such Manager Termination Triggering Event in writing) and a majority in interest of the Common Members elects to deliver a Termination Notice pursuant to Section 4.6, the provisions of this Section 4.7 shall apply.

(a) Procedure. The Termination Notice shall specify with reasonable particularity the basis for the termination and the effective date of the same (such date, as applicable, the “Termination Effective Date”).

(b) Effect of Termination Notice. If a Termination Notice is provided to the Manager in accordance with the provisions of Section 4.7(a), then, on the Termination Effective Date and subject to Section 4.6(b), the following provisions shall apply:

(i) The Common Members shall, by written notice to the Manager, be entitled to (i) designate any Person, including any Common Member or any other Person (“Designee”) to be designated as the Manager, to serve as sole manager of the Company, with or without any membership interest in the Company, with all the power and authority previously possessed by the Lead Common Member as the Manager under this Agreement and pursuant to the Act, and effective immediately after the designation of such Designee, the Lead Common Member shall no longer be the Manager, and shall otherwise have no further rights or obligations in the management of the Company, any company subsidiary or any manager of a company subsidiary (except with respect to the approval of Major Decisions), and (ii) cause the removal of any managers and executive officers of each manager of any Company subsidiary, if any, and in such managers’ and executive officers’ place and stead, elect and appoint its designees to serve as the managers and executive officers of each manager of any company subsidiary. No such removal or event of withdrawal of the Lead Common Member as the Manager shall cause the dissolution of the Company, and the Company shall continue with the Designee as the Manager pursuant to the terms of this Agreement and the Act.

(ii) The Common Members shall, by written notice to the Lead Common Member, be entitled to terminate the property manager with respect to any property management agreement, and to designate a third-party experienced property manager as the replacement property manager on the same economic terms and in substantially the same form as the property management agreement entered into on May 1, 2020, provided that the Company shall remain obligated to make payment of all fees and other amounts accrued and unpaid as of the date of such termination following such time as the Preferred Members have received through distributions or otherwise, the Preferred Equity Redemption Amount.

(iii) The Lead Common Member shall (i) execute and acknowledge any required amendments to this Agreement or the Certificate, any certificate of formation or limited liability company agreement of any company subsidiary, and any certificate of formation or limited liability company agreement of any manager of any company subsidiary, in order to reflect the foregoing, in such form and content as the Common Members may reasonably prescribe; and (ii) take such reasonable further acts or actions as the Common Members may request, in each case to the extent the same is necessary to effectuate the intent of this Section 4.7 and the substitution of the Designee hereunder as the Manager with all rights and powers of the sole manager hereunder and under the Act, and the replacement of the managers and executive officers of each manager of any company subsidiary.

(iv) Effective upon any termination of the Lead Common Member as the Manager under this Agreement, the Lead Common Member shall cease to have any further obligations as the Manager hereunder.

(v) Notwithstanding anything to the contrary in this Agreement, no Common Member nor any manager appointed by the Common Members shall have the authority to cause the Company or any of its subsidiaries to take, and neither of them shall cause the Company or any of its subsidiaries to take, any Major Decisions without in each case obtaining the prior written consent of the Lead Common Member and the Preferred Members.

4.8 Preferred Call Event.

(a) At any time following the occurrence of a Manager Termination Triggering Event (unless a majority in interest of the Common Members have elected waived such Manager Termination Triggering Event in writing), the Preferred Members, acting together (the “Offeror”), shall be permitted to make an offer to the Common Members (the “Offeree”) to purchase all of the Common Membership Interest. The Offeror shall notify the Offeree in writing of its desire to purchase the Common Membership Interest as described above (the “Notice of Offer”), designating the Purchase Price for the Common Membership Interest that would be paid to the Offeree pursuant to Section 4.8(b) below.

(b) The amount to be paid to the Common Members for the Common Member Interests (the “Purchase Price”) will be equal to the amount that the Common Members would receive under Section 6.1(c) in respect of their Common Membership Interests if the Project were sold at its then current fair market value, based on a commercially reasonable valuation method, and the net proceeds distributed to the Company and to the Members pursuant to Section 6.1(c).

(c) The Offeror shall buy the Common Membership Interest based on the Purchase Price within (30) days following delivery of the Notice of Offer. The Members agree to execute such documents, instruments and agreements as may be reasonably required to consummate such sale, provided no such documents, instruments or agreements shall create any personal liability for a Member.

(d) A closing for the sale of the Common Membership Interest pursuant to this Section 4.8 shall be held at the office of the Company on a date designated by the Preferred Members, but which date shall be no later than thirty (30) days after the final determination of the Purchase Price as provided above in paragraph (b). The payment to the Common Members of the Purchase Price shall be made entirely by the delivery of the Purchase Price in immediately available funds and shall not require the delivery of any other consideration at such closing.

(e) The respective obligations of the Offeror and the Offeree to purchase or sell, as the case may be, pursuant to this Section 4.8 shall be specifically enforceable.

(f) Notwithstanding anything to the contrary herein, (i) the closing of the sale of the Common Membership Interest pursuant to this Section 4.8 shall not be consummated unless and until the Guaranty Release Conditions are satisfied and (ii) if at any time before the consummation of the closing of the sale of the Common Membership Interest pursuant to this Section 4.8 the Preferred Equity Redemption Amount is tendered to the Preferred Members; (y) the Notice of Offer shall be void and of no force or effect and the closing under this Section 4.8 shall not proceed; and (z) upon a Preferred Member’s receipt of the Preferred Equity Redemption Amount, all of the outstanding Preferred Membership Interests held by such Preferred Member shall be deemed redeemed by the Company automatically without any further action of the Company or the Members, and, except to the extent that such Preferred Member holds Common Membership Interests pursuant to the Dilution, such Preferred Member shall thereafter cease to be a Member of the Company and shall cease to have any rights under this Agreement other than any rights that it may have as a Covered Person under Article V.

4.9 REIT Compliance. The Members acknowledge that NexPoint Real Estate Finance, Inc., a Maryland corporation (“NREF”), which may become a direct or indirect owner of all or a portion of the Preferred Membership Interests, will elect or has elected to be a real estate investment trust within the meaning of Sections 856-859 of the Code (a “REIT”). Accordingly, notwithstanding anything to the contrary set forth in this Agreement, the Members acknowledge and agree that if NREF directly or indirectly owns any or all of the Preferred Membership Interests:

(a) the business of the Company and any subsidiaries shall be conducted so as to cause or allow the Company’s direct or indirect income and assets to meet the requirements of Sections 856(c)(2), 856(c)(3), and 856(c)(4) of the Code, as in effect from time to time (as if the Company were a REIT);

(b) notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of NREF, none of the Members, the Manager, the Company, or any of their respective subsidiaries or affiliates, including, without limitation, any subsidiary of the Company, shall take any of the actions set forth below:

(i) enter into, amend or otherwise modify any lease or similar arrangement with respect to the Project or undertake any other activity if as a result rent from the Project leases would fail to qualify as “rents from real property” as such term is defined in Section 856 of the Code in an amount sufficient to cause the Company to fail Section 856(c)(2) or Section 856(c)(3) of the Code (as if the Company were a REIT);

(ii) cause or allow the Company (as if the Company were a REIT) to directly or indirectly acquire any stock, debt or security in any corporation or other issuer other than one (A) described in the safe harbor provisions of Section 856(m)(1) of the Code, taking into account Section 856(m)(2) of the Code, or (B) treated as a real estate asset within the meaning of Section 856(c)(4)(A) of the Code;

(iii) make an election or take any action that would cause the Company or any subsidiary of the Company to be treated as an entity that is not classified either as a partnership or as a disregarded entity for federal income tax purposes; and

(iv) except as otherwise provided herein, engage in any transaction that could reasonably be characterized as a “prohibited transaction” subject to tax under Section 857(b)(6) of the Code;

(c) the Manager shall provide NREF with any information with respect to the Company and the Project reasonably requested in writing by NREF (the cost of which shall be borne solely by NREF) for the purposes of verifying whether the Company’s income and asset are treated as qualifying for purposes of the income and asset tests applicable to REITs in Section 856(c) of the Code, including, without limitation, the completion of property services questionnaires. In furtherance of the foregoing, not later than thirty (30) days following the close of each calendar quarter, the Manager shall supply NREF with a schedule showing the Company’s assets and gross income. The Company shall provide such information and documents to NREF even if NREF no longer holds an interest in the Company, provided that such information and documents relate to any period during which NREF held an interest in the Company;

(d) NREF shall provide the Manager with any information reasonably requested in writing by the Manager, including a response to any request for approval or consent of NREF required by this Section 4.9, for the purposes of complying with the requirements hereof;

(e) the Manager shall properly identify as a hedging transaction for federal income tax purposes any swap or other derivative transaction entered into by the Company to hedge interest rate risk on indebtedness incurred to acquire or carry real estate assets in compliance with the requirements of Treasury Regulations section 1.1221-2 (which generally requires that the swap or other derivate transaction is identified as a hedge for tax purposes prior to the close of the date on which the transaction is entered into and that the hedged item is identified within 35-days of when the hedging transaction is entered into); and

(f) if “foreclosure property” (as defined in Section 856(e)(1) of the Code) is acquired, the Manager shall provide NREF with any information reasonably requested by NREF in writing to allow NREF to make foreclosure property elections with respect to such foreclosure property as provided in Section 856(e)(5) of the Code and Treasury Regulations section 1.856-6;

provided, however, that no action taken by the Manager, the Company or any of the Members shall constitute a breach of this Section 4.9 if such action (i) is in accordance with the terms of this Agreement, (ii) was approved or consented to by NREF, or (iii) is taken in good faith following a failure by NREF to respond to a written request for approval or consent under this Section 4.9 within 30 days after delivery of such written request.

ARTICLE V

Exculpation and Indemnification

5.1 Exculpation. None of the Manager, the Members, their Affiliates nor any of their respective officers, directors, stockholders, managers, members, partners, employees or agents (collectively, “Covered Persons”) shall be liable, responsible or accountable in damages or otherwise to the Company or any Member by reason of, arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Company or its Affiliates, except to the extent that any of the foregoing is determined by a final, nonappealable order of a court of competent jurisdiction to have been primarily caused by a violation of applicable law or the willful misconduct, gross negligence, criminal activity, fraud, or bad faith of such Covered Person.

5.2 Limitation of Liability. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any Covered Person has, whether at law or in equity, any duties (fiduciary or otherwise) or any liabilities relating thereto to the Company or any Member (i) such Covered Person shall not be held liable to the Company or any Member for any action taken or failure to act by such Covered Person in reliance upon the provisions of this Agreement, and (ii) such Covered Person’s duties (fiduciary or otherwise) and liabilities are intended and shall be construed to be modified and limited to those duties (fiduciary or otherwise) and liabilities expressly specified in this Agreement, and no implied covenants, duties, liabilities or obligations shall be construed to be a part of this Agreement or to otherwise exist against any such Covered Person; provided, the limitation in this Section 5.2 shall not apply with respect to any action or failure to act by such Covered Person to the extent that any of the foregoing is determined by a final, nonappealable order of a court of competent jurisdiction to have been primarily caused by a violation of applicable law or the willful misconduct, gross negligence, criminal activity, fraud, or bad faith of such Covered Person.

5.3 Indemnification.

(a) Indemnifiable Claims. The Company shall indemnify, defend and hold harmless each Covered Person against any claim, loss, damage, liability or expense (including reasonable attorneys’ fees, court costs and costs of investigation and appeal) suffered or incurred by such Covered Person by reason of, arising from or relating to, the operations, business or affairs of, or any action taken or failure to act on behalf of, the Company or their respective affiliates, except to the extent any of the foregoing is (A) determined by final, nonappealable order of a court of competent jurisdiction to have been primarily caused by the willful misconduct, gross negligence, criminal activity, fraud, or bad faith of such Covered Person or (B) suffered or incurred as a result of any claim (other than a claim for indemnification under this Agreement) asserted by the same such Covered Person as plaintiff against the Company.

(b) Satisfaction; Capital Contributions. The satisfaction of any indemnification obligation shall be from and limited to the assets of the Company. No Member shall have any obligation to make capital contributions to the Company to fund any indemnification obligations hereunder.

(c) Advancement of Expenses. Unless a determination has been made by final, nonappealable order of a court of competent jurisdiction that indemnification is not required, the Company shall, upon the request of any Covered Person, advance or promptly reimburse such Covered Person’s reasonable costs of investigation, litigation or appeal, including reasonable attorneys’ fees; provided, however, that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances or reimbursements, undertake in writing to repay promptly the Company for all such advancements and reimbursements if a court of competent jurisdiction determines that such Covered Person is not then entitled to indemnification under this Section 5.3.

(d) Successors; Remedies. The indemnification provided by this Section 5.3 shall be in addition to any other rights to which any Covered Person may be entitled, in any capacity, under any agreement, vote of the Manager or Members, as a matter of law or otherwise and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of such Covered Person. This Section 5.3 shall survive any termination of this Agreement and is for the benefit of the Covered Persons and their respective heirs, successors, assigns and administrators, and shall not be deemed to create any rights for the benefit of any other Person.

(e) Amendment. Any repeal or amendment of this Section 5.3 shall be prospective only and shall not limit the rights of any Covered Person or the obligations of the Company in respect of any claim arising from or related to the services of such Covered Person prior to any such repeal or amendment of this Section 5.3.

5.4 Other Agreements. Notwithstanding anything contained herein to the contrary, the indemnification rights and exculpation contained in this Article V shall not affect, nor provide indemnification for, liabilities of any Member, or their respective Affiliates, arising out of any other agreement to provide services to the Company entered into by such Member, or its Affiliate, and the Company.

5.5 Limitation on Liability. In no event shall any partner, member, manager, officer, director, agent, advisor, affiliate or representative of any Member have any liabilities or obligations under or relating to this Agreement, provided, the limitation in this Section 5.5 shall not apply with respect to any action or failure to act by such person to the extent that any of the foregoing is determined by a final, nonappealable order of a court of competent jurisdiction to have been primarily caused by a violation of applicable law or the willful misconduct, gross negligence, criminal activity, fraud, or bad faith of such person.

ARTICLE VI

Distributions and Allocations

6.1 Distributions.

(a) Timing. The amount and timing of distributions from the Company shall be determined by the Manager; provided, however, the Manager shall cause (i) Net Cash Flow from

Operations for each month (or portion thereof) to be distributed to the Members on or before the tenth (10th) day of the successive month in accordance with Section 6.1(b) and (ii) Net Cash Flow from Capital Transactions to be distributed to the Members within thirty (30) days after such Capital Transaction in accordance with Section 6.1(c).

(b) Net Cash Flow from Operations. All Net Cash Flow from Operations shall be applied or distributed as follows:

(i) first, 100% shall be distributed to the Preferred Members, pro rata in proportion to their Preferred Membership Interests, until each Preferred Member has received the Minimum Monthly Preferred Amount payable for the immediately preceding month (prorated for any partial month based on the actual number of days in that month and a 365-day year);

(ii) second, 100% shall be distributed to the Preferred Members, pro rata in proportion to their Preferred Membership Interests, until each Preferred Member has received the Minimum Monthly Preferred Amount payable for any months prior to the immediately preceding month for which the Minimum Monthly Preferred Amount was not paid in full pursuant to Section 6.1(b)(i);

(iii) third, in the discretion of the Manager, an amount determined by the Manager shall be distributed to the Preferred Members in full or partial redemption of the Preferred Membership Interest as permitted by Section 2.5(b); and

(iv) thereafter, the balance shall be distributed to the Common Members, pro rata in proportion to their Common Membership Interests.

(c) Net Cash Flow from Capital Transactions. All Net Cash Flow from Capital Transactions shall be applied or distributed as follows:

(i) first, 100% shall be distributed to the Preferred Members, pro rata in proportion to their Preferred Membership Interests, until each Preferred Member has received a Preference Return calculated at a rate of 11% per annum, taking into account both the pending distribution and all prior distributions to such Preferred Member;

(ii) second, 100% to the Preferred Members, pro rata in proportion to their then-unreturned Invested Capital, until each Preferred Member has received a return of its then-unreturned Invested Capital, taking into account both the pending distribution and all prior distributions to such Preferred Member (but excluding any distributions under Section 6.1(b)(i), 6.1(b)(ii) or 6.1(c)(i)); and

(iii) thereafter, all remaining Net Cash Flow from Capital Transactions shall be distributed to the Common Members, pro rata in proportion to their Common Membership Interests.

If, after distribution of Net Cash Flow from Capital Transactions pursuant to Section 6.1(c)(i) through 6.1(c)(iii), a Preferred Member has received distributions in an aggregate amount equal to the Preferred Equity Redemption Amount, all of its outstanding Preferred Membership Interests shall be deemed redeemed by the Company automatically without any further action of the Company or the Members, and, except to the extent that such Preferred Member holds Common Membership Interests pursuant to the Dilution, such Preferred Member shall thereafter cease to be a Member of the Company and shall cease to have any rights under this Agreement other than any rights that it may have as a Covered Person under Article V.

(d) Distributions in Kind. If at any time the Manager determines, with the written consent of all the Members, to make a distribution of property other than cash, such property shall be deemed to be sold as of the business day immediately preceding the date of distribution, for its fair market value (net of any liabilities secured by such distributed property that the recipient Members are considered to assume or take subject to), and any gain or loss associated with such deemed sale shall be included as items of income and gain for purposes of the allocations specified in Section 6.4. Any such distributions shall be made after giving effect to the allocations required by Section 6.4, adjustments to Capital Accounts in respect of distributions of such property shall reflect such fair market value and all such distributions shall be made in the same respective proportions as distributions would at the time be made pursuant to Sections 6.1(b), 6.1(c) or 9.3, as the case may be. Except as provided in this Section 6.1(d), distributions consisting of both cash and other property shall be made, to the extent practicable, in equal proportions of cash and such other property as to each Member receiving such distributions.

6.2 Restrictions on Distributions. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to make any distribution: (i) if such distribution would violate any Master Credit Facility Documents, the Act or any law then applicable to the Company or its subsidiaries; or (ii) if (a) such distribution would violate any other contract or agreement to which the Company or any of its subsidiaries is then a party, (b) the Manager reasonably determines that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any costs or expenses or other liabilities or obligations of the Company or any of its subsidiaries, whether liquidated, fixed, contingent or otherwise (“Reserves”); or (c) the Manager reasonably determines that the cash available to the Company is insufficient to permit such distribution.

6.3 Taxes.

(a) Notwithstanding any other provision of this Agreement to the contrary other than Section 4.9, the Manager is authorized to take any action that the Manager determines to be necessary or appropriate to cause the Company to comply with any foreign or U.S. federal, state or local withholding requirement in respect of any allocation, payment or distribution by the Company to any Member or other Person. Any such withholding requirement in respect of any Member may be withheld from distributions otherwise payable to the Member, and any such withholding shall be deemed to have been distributed to the Member. Without limiting the provisions of this Section 6.3, if any such withholding requirement in respect of any Member exceeds the amount distributable to such Member under the applicable provision of this Agreement, then such Member and any successor or assignee in respect of such Member’s interest in the Company shall, upon the request of the Manager, contribute such excess amount or amount required to be withheld to the Company and shall indemnify and hold harmless the Manager and the Company for such excess amount or such withholding requirement, as the case may be. No such contribution pursuant to the immediately preceding sentence shall be considered a contribution for purposes of determining a Member’s Membership Interest.

(b) Subject to Section 4.9, the Company may (but shall not be required to), where permitted by the rules of any taxing authority, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the taxing authority, in which case the Company shall inform the Members of the amount of such tax, interest and penalties so paid. Any such tax, interest and penalties of any Member paid pursuant to the foregoing sentence may be withheld from distributions otherwise payable to the Member, and any such amounts shall be deemed to have been distributed to the Member. If any such amounts in respect of any Member exceeds the amount distributable to such Member under the applicable provision of this

Agreement, then such Member and any successor or assignee in respect of such Member’s interest in the Company shall, upon the request of the Manager, contribute such excess amount and shall indemnify and hold harmless the Manager and the Company for such excess amount.

(c) Each Member shall provide such identifying numbers and other certificates as are requested by the Company to enable it to comply with any tax reporting or withholding requirement under the Code or any applicable state, local or foreign tax law. Notwithstanding the foregoing provisions of this Section 6.3, the Manager shall have no liability to the Company or any Member for failure to request or obtain such information from any Member, or to withhold in respect of any Member who has not furnished such information to the Manager.

6.4 Allocations of Net Income and Net Loss. Net Income and Net Loss (and to the extent necessary, items of income, gain, loss or deduction, as determined by the Manager) of the Company for each Fiscal Year or other relevant period shall be allocated among the Members in a manner such that, after giving effect to the Regulatory Allocations and all capital contributions and distributions for such Fiscal Year or other period, the Capital Account of each Member, immediately after making such allocations, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 6.1(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 6.1(c) to the Members, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

6.5 Regulatory Allocations. The following special allocations (“Regulatory Allocations”) shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if in any Fiscal Year or other period there is a net decrease in Company Minimum Gain, then each Member will first be allocated items of gross income for the Fiscal Year or other period (and, if necessary, subsequent Fiscal Years or other periods) in an amount equal to the Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g); provided, however, if there is insufficient gross income in a Fiscal Year or other period to make the above allocation for all Members for the Fiscal Year or other period, the gross income will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of gross Income for the Fiscal Year or other period.

(b) Minimum Gain Chargeback for Member Nonrecourse Debt. Notwithstanding any other provision of this Agreement to the contrary other than Section 6.5(a) of this Agreement, if in any Fiscal Year or other period there is a net decrease in Member Nonrecourse Debt Minimum Gain, then each Member will first be allocated items of gross income for the Fiscal Year or other period (and, if necessary, subsequent Fiscal Years or other periods) in an amount equal to the Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain during the Fiscal Year or other period (as determined in accordance with Treasury Regulations Section 1.704-2(i)); provided, however, if there is insufficient gross income in a Fiscal Year or other period to make the above allocation for all Members for the year, the gross income will be allocated among the Members in proportion to the respective amounts they would have been allocated had there been an unlimited amount of gross income for the Fiscal Year or other period.

(c) Qualified Income Offset. After application of Sections 6.5(a) and 6.5(b) of this Agreement, if in any Fiscal Year a Member unexpectedly receives any adjustment, allocation, or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and if the Member has an Adjusted Capital Account Deficit, items of gross income will be allocated to the Member in the amount and in the manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation under this Section 6.5(c) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.5(c) were not in this Agreement.

(d) Stop Loss. No amount of loss or deduction shall be allocated pursuant to Section 6.4 to the extent that such allocation would cause any Member to have or increase an Adjusted Capital Account Deficit at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account). All loss and deductions in excess of the limitation set forth in the preceding sentence shall be allocated among such other Members, who have positive Adjusted Capital Account balances, in accordance with Section 6.4 and the other provisions of this Section 6.5 until each Member’s Adjusted Capital Account balance is reduced to zero.

(e) Gross Income Allocation. In the event a Member has a deficit Capital Account at the end of any Fiscal Year or other period that is in excess of the sum of (i) the amount the Member is obligated to restore to the Company pursuant to any provision of this Agreement, (ii) the amount that the Member is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), and (iii) the amounts that the Member is deemed to be obligated to restore to the Company pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), items of gross income will be allocated to the Member in the amount and in the manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation under this Section 6.5(e) will be made only if and to the extent that the Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VI have been tentatively made as if Section 6.5(d) and this Section 6.5(e) were not in this Agreement.

(f) Company Nonrecourse Deductions. Company Nonrecourse Deductions for any Fiscal Year or other period will be allocated 100% to the Common Members.

(g) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other period will be allocated to the Member who bears the economic risk of loss as defined in Treasury Regulation Section 1.752-2(a) with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable.

(h) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company Asset is required pursuant to Code Section 732(d), Code Section 734(b), or Code Section 743(b), the Capital Accounts of the Members will be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

6.6 Tax Allocations.

(a) General. Except as otherwise provided in this Section 6.6, items of income, gain, loss and deduction of the Company for income tax purposes shall be allocated among the Members on the same basis as the corresponding book items are allocated under Sections 6.4 and 6.5.

(b) Section 704(c) Allocations. Income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property, in accordance with Code Section 704(c) and the related Treasury Regulations. If the Gross Asset Value of any Company asset is adjusted under paragraph (ii) or (iv) of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Treasury Regulations. Any elections or other decisions relating to allocations under this Section 6.6(b) (including selection of the method for making such allocations) will be made by the Manager in its sole discretion.

(c) Tax Purposes. Allocations under this Section 6.6 are solely for purposes of federal, state and local income taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, or other items or distributions under any provision of this Agreement.

ARTICLE VII

Admissions, Transfers and Withdrawals

7.1 Admissions. New Members may be admitted to the Company only with the written consent of, and upon such terms and conditions as are approved by, the Manager in accordance with Section 3.3, and approved by all of the Members. Substituted Members shall not be deemed new Members for purposes of this Section 7.1.

7.2 Transfer of Membership Interests.

(a) No Transfers Without Consent. Prior to the payment of the Preferred Equity Redemption Amount to the Preferred Members, none of the Common Members may make an assignment, transfer, or other disposition (voluntarily, involuntarily or by operation of law) (a “Transfer”) of all or any portion of its Membership Interest, nor permit a Transfer of direct or indirect interests in all or any portion of its Membership Interest, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (an “Encumbrance”) all or any portion of its Membership Interest, nor permit an Encumbrance of direct or indirect interests in all or any portion of its Membership Interest, without the prior written consent of the Manager and a majority in interest of the Preferred Members, which consent may be granted or withheld by any Preferred Member in its sole and absolute discretion. Notwithstanding the foregoing:

(i) Solely to the extent that the same is permitted by the terms of the Master Credit Facility Documents, any Preferred Member may cause or permit a Transfer or Encumbrance respecting all or a portion of its Membership Interest, or any direct or indirect interest therein, and ownership interests in any Preferred Member may be transferred or encumbered, without the consent of the Manager or the Common Members but subject to the terms and provisions of the Master Credit Facility Documents (including without limitation provisions thereof relating to notice of Transfers or Encumbrances), provided that in the event of a Transfer or Encumbrance, such Transfer or Encumbrance results in such Membership Interest being directly or indirectly Actually Controlled by, or under common Actual Control with such Preferred Member, Highland Capital Management, L.P., NexPoint Advisors, L.P., NexBank Capital, Inc., and/or NREF.

Notwithstanding anything contained herein to the contrary, the transferring Member shall bear all costs associated with any Transfer, including, without limitation, any fees or other expenses payable in accordance with the Master Credit Facility.

(b) Death, Bankruptcy, etc. of Member. In the event of the death, incompetence, insolvency, bankruptcy, dissolution, liquidation or termination of any Member:

(i) the Company shall not be dissolved, liquidated or terminated, and the remaining Members shall continue the Company and its operations, business and affairs until the dissolution thereof as provided in Section 9.1;

(ii) such affected Member shall thereupon cease to be a Member for all purposes of this Agreement and, except as provided in Section 7.3, no officer, partner, beneficiary, creditor, trustee, receiver, fiduciary or other legal representative and no estate or other successor in interest of such Member (whether by operation of law or otherwise) shall become or be deemed to become a Member for any purpose under this Agreement;

(iii) the interest in the Company of such affected Member shall not be subject to withdrawal or redemption in whole or in part prior to the dissolution, liquidation and termination of the Company;

(iv) the estate or other successor in interest of such affected Member shall be deemed a transferee of, and shall be subject to all of the obligations in respect of, the interest in the Company of such affected Member as of the date of death, incompetence, insolvency, bankruptcy, dissolution, liquidation or termination, except to the extent the Manager releases such estate or successor from such obligations; and

(v) any legal representative or successor in interest having lawful ownership of the assigned interest in the Company of such affected Member shall have the right to receive notices, reports and distributions, if any, to the same extent as would have been available to such affected Member.

(c) Master Credit Facility Documents. Notwithstanding anything to the contrary in this Agreement, a Member may not make an assignment, transfer, or other disposition (voluntarily, involuntarily or by operation of law) of all or any portion of such Member’s direct or indirect interest in the Company, nor permit any such assignment, transfer or other disposition, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber all or any portion of such Member’s direct or indirect interest in the Company, nor permit such a transfer, pledge, mortgage, hypothecation or granting of a security interest, in violation of the Master Credit Facility Documents.

(d) Unauthorized Transfers Ignored. Any assignment, transfer, or other disposition, and any pledge or encumbrance, not in compliance with the requirements of this Section 7.2 shall be void ab initio and shall be disregarded by all of the Members and the Company for all purposes of allocations and distributions hereunder.

7.3 Substitution. A transferee of any interest in the Company may become a substituted Member, as to the interest in the Company transferred, in place of the transferor only with the written consent of the Manager in accordance with Section 3.3. Unless a transferee of any interest in the Company of a Member becomes a substituted Member in accordance with this Agreement, such transferee shall not be entitled to any of the rights granted to a Member hereunder other than the right to receive all or part of the share of the income, gains, losses, deductions, expenses, credits, distributions or returns of capital to which its transferor would otherwise be entitled in respect of the interest in the Company so transferred.

7.4 Withdrawal. Except as permitted by this Section 7.4, no Member shall have any right to withdraw or resign from the Company, except that a Member may withdraw after transfer of such Member’s entire interest in the Company to one or more transferees, all of whom have been admitted as substituted Members in accordance with Section 7.3.

ARTICLE VIII

Accounting and Tax Matters

8.1 Fiscal Year. The fiscal year of the Company (“Fiscal Year”) shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another Fiscal Year is required. The Company shall have the same Fiscal Year for U.S. federal income tax purposes and for accounting purposes.

8.2 Books of Account; Tax Returns. The Manager shall cause to be prepared and filed, all U.S. federal, state and local income and other tax returns required to be filed by the Company and shall keep or cause to be kept complete and appropriate records and books of account in which shall be entered all such transactions and other matters relative to the Company’s operations, business and affairs as are usually entered into records and books of account that are maintained by Persons engaged in business of like character or are required by the Act. Except as otherwise expressly provided in this Agreement, such books and records shall be maintained in accordance with the basis utilized in preparing the Company’s U.S. federal income tax returns, which returns, if allowed by applicable law, may in the discretion of the Manager be prepared on either a cash basis or accrual basis.

8.3 Place Kept; Inspection. The books and records of the Company shall be maintained at the principal place of business of the Company as required by the Act, and all such books and records shall be available for inspection and copying at the reasonable request, and at the expense, of any Member during the ordinary business hours of the Company.

8.4 Tax Proceedings.

(a) The Lead Common Member (or such other Person designated by the Manager subject to the prior consent of a majority in interest of the Preferred Members) shall serve as the Company’s “partnership representative” under Section 6223(a) of the Code (as amended by the Bipartisan Budget Act of 2015) and in any similar capacity under comparable provisions of other applicable laws. Each Member agrees to take such action as may reasonably be required to ensure that such “partnership representative” is properly designated on a timely basis in accordance with applicable rules and regulations. The “partnership representative” shall keep the Preferred Members promptly informed of any notices received in its capacity as such and shall not make any election or decision or take any action (or fail to do so) without the prior consent of a majority in interest of the Preferred Members.

(b) Each Member hereby agrees to indemnify and hold harmless the Company from and against any liability with respect to its share of any tax deficiency paid or payable by the Company that is allocable to the Member (as reasonably determined by the “partnership representative” subject to the prior written consent of a majority in interest of the Preferred Members) with respect to an audited or reviewed taxable year for which such Member was a Member in the Company (for the avoidance of doubt, including any applicable interest and penalties).

(c) Each Member shall timely provide to the Company such cooperation and assistance, including executing and filing forms or other statements and providing information about the Member (and refrain from doing anything), as is reasonably requested by the “partnership representative” to carry out the provisions of this Section 8.4, including making of the “push out” election under Section 6221(b)(1) of the Code (as amended by the Bipartisan Budget Act of 2015), modifying an imputed underpayment under Section 6225(c) of the Code (as amended by the Bipartisan Budget Act of 2015), or qualifying for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax regardless of whether such requirement, tax benefit or tax liability existed on the date such Member was admitted to the Company, and in each case to make any such election or modification under comparable provisions of other applicable laws. If a Member fails to provide any such forms, statements, or other information requested by the “partnership representative” such Member will be required to indemnify the Company for the share of any tax deficiency paid or payable by the Company that is due to such failure (as reasonably determined by a majority in interest of the Common Members and a majority in interest of the Preferred Members).

(d) At the request of the Company’s “partnership representative” in connection with an adjustment of any item of income, gain, loss, deduction, or credit of the Company or any partnership in which the Company invests, directly or indirectly, each Member shall promptly file one or more amended tax returns in the manner contemplated by Section 6225(c)(2) of the Code (as amended by the Bipartisan Budget Act of 2015) and pay any tax due with respect to such tax returns.

(e) This Section 8.4 shall survive the termination of the Company and the termination of any Member’s interest in the Company and remain binding for a period of time necessary to resolve all tax matters with applicable taxing authorities.

ARTICLE IX

Dissolution, Liquidation and Termination

9.1 Dissolution. The Company shall be dissolved upon the first to occur of the following events (“Dissolution Events”): (i) the election of a majority in interest of the Common Members and a majority in interest of the Preferred Members to dissolve the Company at any time; (ii) the sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.2 Accounting. After the dissolution of the Company pursuant to Section 9.1, the books of the Company shall be closed, and a proper accounting of the Company’s assets, liabilities and operations shall be made by the liquidator of the Company, all as of the most recent practicable date. The Manager shall serve as liquidator of the Company. If the Manager fails or refuses to serve as the liquidator, then one or more other Persons may be elected to serve as liquidator with the consent of all Members. The liquidator shall have all rights and powers that the Act confers on any Person serving in such capacity. The expenses incurred by the liquidator in connection with the dissolution, liquidation and termination of the Company shall be borne by the Company. The liquidator shall cause the Company to send a written notice of the winding up to each known claimant against the Company as required by the Act.

9.3 Liquidation. As expeditiously as practicable, but in no event later than one year (except as may be necessary to avoid unreasonable loss of the Company’s property or business), after the dissolution of the Company pursuant to Section 9.1, the liquidator shall wind up the operations, business and affairs of the Company and liquidate the assets and properties of the Company. The proceeds of such liquidation shall be applied in the following order of priority:

(a) first, in payment of the expenses of the liquidation;

(b) second, in payment of the liabilities and obligations of the Company to creditors of the Company (other than to Members who are also creditors);

(c) third, in payment of liabilities and obligations of the Members who are also creditors;

(d) fourth, to establish a reserve fund (which may be in the form of cash or other property, as the liquidator shall determine) for any and all other liabilities, including contingent liabilities, of the Company in an amount reasonably determined by the liquidator to be appropriate for such purposes or to otherwise make adequate provision for such other liabilities;

(e) fifth, in payment of the debts of the Company to the Members in respect of Member loans; and

(f) thereafter, to the Members in accordance with Section 6.1(c).

It is intended that the foregoing distributions to each Member will be equal to each Member’s respective positive Capital Account balance as determined after giving effect to all adjustments attributable to allocations of items of income, gain, loss and deduction realized by the Company during the Fiscal Year in question. To the extent that any such Member’s positive Capital Account balance does not correspond to such distribution, the allocations in Section 6.4 shall be adjusted (including for prior years to the extent possible) to produce a Capital Account balance for such Member that corresponds as closely as possible to the amount of such distribution.

9.4 Cancellation. Upon completion of the distribution of the assets of the Company as provided in Section 9.3, the Company shall be terminated and the Manager shall cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

9.5 No Deficit Capital Account Restoration Obligation. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Member who has a deficit balance in its Capital Account (after giving effect to all capital contributions, distributions and allocations for all periods, including the Fiscal Year during which the liquidation of the Company occurs), have any obligation to make any contribution to the capital of the Company, and such deficit shall not be considered a debt owed to the Company or any other Person for any purpose whatsoever, except in respect of any deficit balance resulting from a failure to contribute capital or a withdrawal of capital in contravention of this Agreement.

9.6 Deemed Contribution and Distribution. If the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, but no Dissolution Event has occurred, then the Company’s property shall not be liquidated, the Company’s debts and other liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for U.S. federal income tax purposes, the Company shall be deemed to have contributed all property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

9.7 No Other Cause of Dissolution. The Company shall not be dissolved, or its legal existence terminated, for any reason whatsoever except as expressly provided in this Article IX.

ARTICLE X

Miscellaneous Provisions

10.1 Definitions. As used in this Agreement:

“Act” shall have the meaning provided in Section 1.1.

“Actual Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors, managers, or trustees of a corporation, limited liability company, or trust, as the case may be.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the negative balance, if any, in such Member’s Capital Account as of the end of any relevant Fiscal Year of the Company, determined after giving effect to the following adjustments: (i) credit to such Capital Account any portion of such negative balance which such Member is treated as obligated to restore to the Company pursuant to the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore to the Company pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person: (i) any Person who, directly or indirectly, Controls, is Controlled by or is under common Control with, the specified Person, (ii) any Person who is related by marriage or blood (to the second degree of consanguinity) or who was related by marriage with the specified Person, or (iii) any Affiliate of any Person described in clause (i) or (ii) above.

“Agreement” has the meaning set forth in the Preamble.

“Approved Annual Budget” has the meaning set forth in Section 3.4(a).

“Borrower” means NexPoint Buffalo Pointe, LLC, a Delaware limited liability company.

“Capital Account” has the meaning set forth in Section 2.8(a).

“Capital Transaction” shall mean (i) a sale, condemnation (other than a temporary taking), or other final disposition of a portion of the Project or of all or a portion of the Company’s ownership interests in the Borrower, (ii) the obtaining of any indebtedness secured by the Project or the refinancing of all or a portion of any indebtedness secured by the Project, or (iii) the receipt of insurance proceeds or other damage recoveries by the Company in respect of the Project or any portion thereof to the extent not used in restoration of the Project (other than business or rental interruption insurance proceeds).

“Certificate” has the meaning set forth in Section 1.1.

“Code” means, at any time, the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company Assets” shall mean all assets owned by the Company at the time of determination.

“Common Member” means any Member holding a Common Membership Interest in the Company but solely with respect to such Common Membership Interest, and its permitted successors and assigns.

“Common Membership Interest” has the meaning set forth in Section 2.2.

“Company” has the meaning set forth in the Preamble.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Nonrecourse Deductions” has the same meaning as the term “partnership nonrecourse deductions” in Treasury Regulations Section 1.752-1(a)(2).

“Control” or “Controlled by” or “Controlling” or any derivative thereof, when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other ownership interests, or by contract; any Person which, together with its Affiliates, owns, directly or indirectly, securities representing more than fifty percent (50%) of the value or ordinary voting power of a corporation or more than fifty percent (50%) of the partnership, general partnership, membership or other ownership interests (based upon value or vote) of any other Person is deemed to Control such corporation or other Person, a general partner shall always be deemed to Control any partnership of which it is a general partner, and a managing member of a limited liability company shall always be deemed to Control the limited liability company of which it is a managing member.

“Covered Persons” has the meaning set forth in Section 5.1.

“CPI” shall mean “The Consumer Price Index (New Series) (Base Period 1982-84=100) (all items for all urban consumers)” issued by the Bureau of Labor Statistics of the United States Department of Labor (the “Bureau”). If the CPI ceases to use the 1982-84 average equaling 100 as the basis of calculation, or if a change is made in the term, components or number of items contained in said index, or if the index is altered, modified, converted or revised in any other way, then the index shall be adjusted to the figure that would have been arrived at had the change in the manner of computing the index in effect at the date of this Agreement not been made. If at any time during the term of the Master Credit Facility the CPI shall no longer be published by the Bureau, then any comparable index issued by the Bureau or similar agency of the United States issuing similar indices shall be used in lieu of the CPI.

“Dissolution Events” has the meaning set forth in Section 9.1.

“Effective Date” has the meaning set forth in the Preamble.

“Election Notice” has the meaning set forth in Section 2.3(b).

“Election Period” has the meaning set forth in Section 2.3(b).

“Emergency Expenditures” means payments made by the Company or any subsidiary of the Company (including Borrower) to avoid or minimize the imminent threat of loss or impairment of life or personal injury or material damage to the Project.

“Extraordinary Acts” means any of the following: (i) possession of any Company assets or assignment of the rights of the Company in Company assets for other than Company purposes; (ii) acquiring any real property other than the Project and/or engaging in any business other than as provided for in Section 1.3; (iii) permitting the Company to make a whole or partial redemption of the Preferred Membership Interest in accordance with Section 2.5(b); (iv) amending, modifying or otherwise altering this Agreement or any other organizational documents of the Company or any of its subsidiaries in a manner that materially and adversely affects or is reasonably anticipated to materially and adversely affect a Common Member; (v) amending, modifying or otherwise altering the material terms or conditions of any Master Credit Facility Documents, in a manner that could give rise to liability of a Common Member under the Loan Guaranty, (vi) incurring any additional liabilities under the Master Credit Facility or any Master Credit Facility Documents, including under any existing draw rights of the Company under the terms of such Master Credit

Facility Documents or otherwise, in a manner that could give rise to liability of a Common Member under the Loan Guaranty; (vii) causing the Company to be treated as anything other than a partnership for tax purposes; (viii) causing any subsidiary of the Company to be treated as anything other than a partnership or disregarded entity for tax purposes; (ix) any contract, transaction or agreement between the Company or any of its subsidiaries, on the one hand, and any Preferred Member or any of its Affiliates on the other hand, other than in the ordinary course of business and on commercially reasonable terms not in excess of those provided for herein; and (x) any distributions by the Company or any of its subsidiaries other than in cash.

“Fiscal Year” has the meaning set forth in Section 8.1.

“Funding Notice” has the meaning set forth in Section 2.3(a).

“Guaranty Release Conditions” shall mean the Lead Common Member and its Affiliates are fully and unconditionally released from or indemnified against by a creditworthy party any and all liabilities and obligations first arising from and after the date of the closing of a sale of the Common Member Interest pursuant to Section 4.8 under any guaranty or environmental indemnity executed by such parties in connection with the Master Credit Facility.

“Gross Asset Value” shall mean, with respect to any Company Asset, such Company Asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any Company Asset contributed by a Member to the Company shall be the gross fair market value of such Company Asset, as determined by the Manager;

(ii) Except as provided in this clause (ii), the Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (A) the issuance of an additional interest in the Company to any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an interest in the Company; (C) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member; (D) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) (applied taking into account the repeal of Code Section 708(b)(1)(B)); and (E) at such other times as the Members shall reasonably determine necessary or advisable in order to comply with Treasury Regulations Section 1.704-1(b); provided, that the adjustments described in clauses (A)-(C) of this paragraph shall be made only if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company Asset distributed to any Member shall be the gross fair market value of such Company Asset, as determined by the Managers, on the date of distribution; and

(iv) The Gross Asset Values of each Company Asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Company Asset pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to clause (ii) above is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of any Company Asset has been determined or adjusted pursuant to this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by depreciation taken into account in computing Net Income and Net Loss.

“Invested Capital” means with respect to any Preferred Member, the sum of the capital contributions made by such Preferred Member to the Company in accordance with this Agreement.

“Lender” means Jones Lang LaSalle Multifamily, LLC, a Delaware limited liability company, and its successors, participants and assigns.

“Loan Guaranty” means any guaranty or environmental indemnity provided to the Lender as credit support for the Master Credit Facility

“Management Agreement” has the meaning set forth in Section 3.4(g).

“Manager” has the meaning set forth in Section 3.1.

“Manager Termination Triggering Event” means any violation of, or default under the Master Credit Facility Documents resulting in an “Event of Default” thereunder (in such case, after giving effect to applicable notice and cure provisions thereunder) that was caused by the Manager and the same results in the Lender accelerating the Master Credit Facility pursuant to and in accordance with the Master Credit Facility Documents.

“Master Credit Facility” means the first lien financing secured by the Project and evidenced by that certain Multifamily Loan and Security Agreement, dated May 1, 2020, in the original principal amount of $37,000,000, made by the Lender.

“Master Credit Facility Documents” means each of the documents and instruments, whether executed before or after the Effective Date, evidencing, governing or securing the indebtedness described in the Master Credit Facility.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means the amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Members” means any Person executing this Agreement as of the Effective Date as a Member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a member in the Company.

“Membership Interests” has the meaning set forth in Section 2.2.

“Minimum Monthly Preferred Amount” means, for any month during which a Preferred Member is a Member of the Company, an amount necessary for such Preferred Member to have received an amount equal to one-twelfth (1/12) of the product of: (a) 0.065 and (b) such Preferred Member’s unreturned Invested Capital as of the end of the immediately preceding month. The Minimum Monthly Preferred Amount shall be prorated for any month based on the actual number of days in that month and a 365 day year.

“Net Cash Flow from Capital Transaction” shall mean the amount by which (i) all revenues and receipts received by the Company in cash from the proceeds from any Capital Transaction, exceed (ii) all cash operating and nonoperating expenses and capital expenditures of the Company or its subsidiaries for the period in question, including the payment of any indebtedness of the Company or its subsidiaries and the payment of interest thereon, prepayment, defeasance, breakage and other amounts payable to the Lender, brokerage fees, transfer taxes, attorneys’ fees, and the amount of any additions to any working capital reserve and replacement reserve accounts established with respect to the Project.

“Net Cash Flow from Operations” shall mean, for any period, the amount by which (i) all revenues and receipts received by the Company in cash from all sources for the period in question, determined in accordance with the cash receipts and disbursements method of accounting, including any amounts released to the Company from the working capital reserve, replacement reserve accounts, operating reserve and other reserves established in connection with any debt encumbering the Project and the proceeds of rental or business interruption insurance, but excluding the proceeds of any loans, capital contributions, deposits until the same are forfeited by the Persons making such deposits, advance rentals (or other advance payments) until such time as they are earned, and the proceeds from any Capital Transaction, exceed (ii) all cash operating and nonoperating expenses and capital expenditures of the Company and its subsidiaries for the period in question, determined in accordance with the cash receipts and disbursements method of accounting, including the amortization of any indebtedness of the Company and the payment of interest thereon (excluding the principal of and interest on Member loans), and the amount of any additions to any working capital reserve, interest reserve and replacement reserve (or similar) accounts established with respect to the Project, but excluding any cash operating and nonoperating expenses paid and capital expenditures made with the proceeds of any capital contributions or Capital Transactions. Notwithstanding anything contained herein to the contrary, for purposes of satisfying the Company’s obligation to pay the Minimum Monthly Preferred Amount, Net Cash Flow from Operations may include amounts contributed to the Company by the Common Members or by an Affiliate of a Common Member, on behalf of a Common Member, solely for purposes of satisfying such Minimum Monthly Preferred Amount; provided, however, that for the avoidance of doubt, such amounts contributed shall not be loans to the Company by a Common Member or any third party but shall instead be capital contributions.

“Net Income” and “Net Loss” shall mean for each Fiscal Year or other period of the Company, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii) If the Gross Asset Value of any Company Asset is adjusted pursuant to clauses (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of such Company Asset) or an item of loss (if the adjustment decreases the Gross Asset Value of such Company Asset) from the disposition of such Company Asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of Company Assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Asset disposed of, notwithstanding that the adjusted tax basis of such Company Asset differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization, or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Fiscal Year or other period, computed in accordance with the definition of depreciation, if any, or else Treasury Regulations Section 1.704-1(b)(2)(iv)(g), if applicable;

(vi) To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of such Company Asset) or an item of loss (if the adjustment decreases the Gross Asset Value of such Company Asset) from the disposition of such Company Asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.5 hereof shall not be taken into account in computing Net Income or Net Loss.

“Nondiscretionary Expenditures” means, without duplication, (1) payments required to be made under the Master Credit Facility Documents, including, without limitation, in respect of interest, principal, servicing and attorney fees, secondary market transaction costs, real estate tax and insurance impounds and other escrows, and payments made to avoid or cure a default under the Master Credit Facility Documents, (2) payments for real estate taxes and insurance premiums payments applicable to the Project, (3) payments for utility, cable, internet and similar costs applicable to the Project, (4) payments for amounts due under any home owner’s association agreement, reciprocal easement agreement or similar agreement relating to the Project, (5) Emergency Expenditures, (6) payments made in order to cause the Project to be in compliance with applicable legal or insurance requirements, (7) amounts due and payable to the Preferred Members under this Agreement and (8) amounts paid to third parties in order to cause the Manager to be in compliance with its obligations under this Agreement.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“NREF” has the meaning set forth in Section 4.9.

“Person” means an individual, general or limited partnership, limited liability partnership or company, corporation, trust, estate, real estate investment trust, association or any other entity.

“Preference Return” means, with respect to a Preferred Member, a cumulative annual return with respect to such Preferred Member’s unreturned Invested Capital, compounded monthly, calculated on the basis of a 365-day year and the number of days actually elapsed.

“Preferred Equity Redemption Amount” means an amount payable in respect of a Preferred Member’s unreturned Invested Capital, or any portion thereof, such that, after taking into account all prior payments and distributions made in respect of such Preferred Member’s Invested Capital, or such portion thereof, such Preferred Member shall have received its full Invested Capital (or portion thereof) plus a Preference Return calculated at a rate equal to 11% per annum; provided, however, that if the Preferred Membership Interests are redeemed prior to the twelve (12) month anniversary of the Effective Date, the Preference Return shall be calculated as if such redemption occurred on the twelve (12) month anniversary of the Effective Date.

“Preferred Member” means any Member holding a Preferred Membership Interest in the Company but solely with respect to such Preferred Membership Interest, and its permitted successors and assigns.

“Preferred Membership Interests” has the meaning set forth in Section 2.2.

“Project” means that certain multifamily real property currently known as “Connection at Buffalo Pointe” located at 10201 Buffalo Speedway, Houston, Texas 77054 and more particularly described on Schedule V, together with all improvements situated thereon.

“Reserves” has the meaning set forth in Section 6.2.

“Securities Act” has the meaning set forth on the cover page.

10.2 Amendments and Waivers. This Agreement may be modified or amended, or any provision hereof waived, only with the prior written consent of the Manager (a copy of which shall be promptly sent by the Manager to all the Members), including, without limitation, to amend Schedule I to reflect changes to the financial model in connection with any refinancing; provided, however, no such amendment shall without a Member’s consent (a) reduce the amounts distributable to such Member, (b) increase the obligations or liabilities of such Member, (c) change the purpose of the Company as set forth in Section 1.3, (d) change any provision of this Agreement requiring the approval of all the Members or reduce such approval requirement, or (e) otherwise materially and disproportionally impair the rights of such Member under this Agreement; provided, however, any amendment that (x) increases the Preferred Equity Redemption Amount or the Minimum Monthly Preferred Amount or (y) accelerates the terms of payment of the Minimum Monthly Preferred Amount, or the Preferred Equity Redemption Amount, shall require the prior written consent of the Lender.

10.3 Binding Effect. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members and their respective legal representatives, successors and permitted assigns.

10.4 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall constitute one and the same instrument. The delivery of an executed counterpart of this Agreement by facsimile or as a PDF or similar attachment to an email shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

10.5 Entire Agreement. This Agreement constitutes the entire agreement between the Members and the Manager in respect of the subject matter hereof and supersedes all prior agreements and understandings, if any, between them in respect of such subject matter.

10.6 Governing Law; Venue. Each Member, the Manager, and any party hereto hereby irrevocably agrees (a) that with respect to any dispute, claim, counterclaim or controversy of any kind arising under or relating to this Agreement, it is and shall continue to be subject to the exclusive jurisdiction of the Chancery Court of the State of Delaware, to the extent such court has subject matter jurisdiction, and otherwise to any other court of the State of Delaware or of the federal courts sitting in the State of Delaware, and (b) (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and (ii) that service of process may, to the fullest extent permitted by applicable law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clauses (b)(i) or (b)(ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party within the State of Delaware. Each Member, the Manager, and any party hereto hereby irrevocably and unconditionally agree that the above courts shall be the exclusive venue for litigation of any dispute, claim, counterclaim or controversy of any kind arising under or relating to this Agreement and each Member, the Manager, and any party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Member, the Manager, and any party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).

10.7 Injunctive Relief. Without prejudice to the rights and remedies otherwise available to the Preferred Members, any Preferred Member shall be entitled to seek equitable relief.

10.8 Notices. All notices, requests, demands, consents, votes, approvals, waivers and other communications required or permitted hereunder shall be effective only if in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by U.S. certified or registered mail, postage prepaid and return receipt requested, or (iv) by facsimile or e-mail, (A) if to a Member, at the addresses, facsimile numbers or e-mail addresses set forth on Schedule I with a copy to the Person designated therein, and (B) if to the Company, at the address of its principal place of business and other notice addresses referred to in Section 1.4, or to such other address, facsimile number or e-mail address as the Company or any Member shall have last designated by notice to the Company and all other parties hereto in accordance with this Section 10.8. Notices sent by hand delivery shall be deemed to have been given when received or delivery is refused; notices mailed in accordance with this Section 10.8 shall be deemed to have been given three days after the date so mailed; notices sent by facsimile shall be deemed to have been given when electronically confirmed; notices sent by e-mail shall be deemed to have been given when electronically confirmed; and notices sent by overnight courier shall be deemed to have been given on the next business day after the date so sent. Notwithstanding the foregoing provisions of this Section 10.8, (i) routine communications including tax information, financial statements and reports in respect of the Company may be sent by electronic mail and (ii) distributions will be made by check or wire transfer pursuant to the instructions provided by a Member.

10.9 Remedies Cumulative; No Waiver. The rights, powers and remedies provided hereunder are cumulative and are not exclusive of any rights, powers and remedies provided by applicable law. No delay or omission on the part of any party hereto, whether in one or more instances, in exercising any right, power or remedy under any applicable law or provided hereunder shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by applicable law or provided hereunder shall not preclude any other or further exercise of any other right, power or remedy. With the exception of (a) the Lender with respect to those portions of Section 10.2 that expressly benefit the Lender and (b) the Covered Persons with respect to Article V, there are no third party beneficiaries to this Agreement.

10.10 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid under the applicable law of any jurisdiction, then the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. In addition, if any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

10.11 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12 Waiver of Partition. Each Member hereby irrevocably waives all rights that it may have to maintain an action for partition of any of the Company’s property.

10.13 Confidentiality. Each Member shall and hereby agrees to keep strictly confidential any information received by such Member regarding the Company and the Project (including its business and financial condition), not disclose such information, and not use such information for any purpose unrelated to its investment in the Company, except in each case that: (a) such information may be used and disclosed to the extent necessary in connection with the tax returns or any regulatory filings of such Member (and its direct and indirect equity holders); (b) such Member may use or disclose such information to the extent that it is generally available to the public, except as a result of a breach by such Member of any duty of confidentiality to the Company (including under this Agreement); (c) such Member may disclose such information to its Affiliates, employees, investors, advisors and lenders, provided such parties are advised of the confidential nature of such information and agree to keep such information confidential; (d) such Member may disclose such information to the extent required by legal process or applicable law, provided that (except in the case of the filing of a tax return) the Member must notify the Company and the other Member before disclosing the information (or as soon thereafter as is possible under the circumstances), so that the Company may have an opportunity to seek to have any information so disclosed accorded confidential treatment; (e) the Manager may disclose information concerning the Project to actual and prospective lenders, buyers and tenants; and (f) this sentence does not prohibit any use or disclosure of information to the extent that the Manager gives its written consent to such use or disclosure. The duty of confidentiality imposed on a Member by this Section 10.13 is in addition to, and not in limitation of, any other duty of confidentiality that such Member may have to the Company, including under any contract or applicable law.

10.14 Consent of Members. The Members each hereby consents to the formation of Borrower, the execution and delivery of the Borrower’s operating agreement, and the Borrower’s execution and delivery of the Master Credit Facility Documents.

10.15 Interpretation and Construction. In this Agreement, unless a clear contrary intention appears:

(a) The singular includes the plural and vice versa.

(b) Reference to any gender includes the other gender and the neuter, and reference to the neuter gender shall include the masculine and feminine gender.

(c) The words “include,” “includes” or “including” means “including, without limitation.”

(d) The word “or” is used in the inclusive sense of “and/or.”

(e) References to “days” means calendar days. References to “business days” means any day that is not a Saturday, Sunday, or other day on which banks in the jurisdiction of the Company’s registered office are closed. Any date specified for action that is not a business day shall mean the first day after such date that is a business day. With respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

(f) References to Articles and Sections refer to Articles and Sections of this Agreement, and references to Exhibits and Schedules refer to Exhibits and Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes. The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement.

(g) References to any document or documents refer to such document or documents, including any addenda, exhibits, and schedules, as amended, modified, supplemented, or replaced from time to time.

(h) Reference to any statute, regulation, or other legal requirement means such legal requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time. References to “applicable law” shall be deemed to include any authoritative administrative or judicial interpretation or implementation of such applicable law.

(i) References to “federal income tax” refer to the United States federal income tax imposed under the Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the Effective Date.

LEAD COMMON MEMBER:
NEXPOINT REAL ESTATE PARTNERS, LLC, a Delaware limited liability company

By:	/s/ James Dondero
Name:	James Dondero
Title:	Manager

MEMBERS:

All Members now and hereafter admitted pursuant to powers of attorney now and hereafter granted to the Manager.

NEXPOINT REAL ESTATE PARTNERS, LLC, a Delaware limited liability company

By:	/s/ James Dondero
Name:	James Dondero
Title:	Manager

[Amended and Restated Limited Liability Company Agreement of NextPoint Buffalo Pointe Holdings, LLC]

NEXPOINT BUFFALO POINTE HOLDINGS, LLC

SCHEDULE I

On file with the Manager.

[Schedule I]

NEXPOINT BUFFALO POINTE HOLDINGS, LLC

SCHEDULE II

REPORTING REQUIREMENTS

The Manager shall deliver to the Preferred Members and the Common Members, on an ongoing basis, the same financial statements and operating statements with respect to the Project that Lender received from the Borrower.

The Manager shall deliver to the Preferred Members, annually, a completed REIT property services questionnaire containing such information as is reasonably requested in connection with REIT compliance matters.

[Schedule II]

NEXPOINT BUFFALO POINTE HOLDINGS, LLC

SCHEDULE V

LEGAL DESCRIPTION OF THE PROJECT

TRACT 1:

RESTRICTED RESERVE “A”, BLOCK 1 OF BUFFALO LAKES APARTMENTS, A SUBDIVISION IN HARRIS COUNTY, TEXAS, ACCORDING TO THE MAP OR PLAT THEREOF RECORDED IN FILM CODE NO. 635105, OF THE MAP AND/OR PLAT RECORDS OF HARRIS COUNTY, TEXAS. SAVE AND EXCEPT THE FOLLOWING DESCRIBED PROPERTY: THAT CERTAIN TRACT OF LAND CONTAINING 0.0432 OF AN ACRE CONVEYED FOR “LIFT STATION SITE” TO BUFFALO LAKES PROPERTY OWNERS ASSOCIATION BY DEED DATED APRIL 3, 2015, FILED FOR RECORD UNDER COUNTY CLERK’S FILE NO. 20150173278 OF THE OFFICIAL PUBLIC RECORDS OF HARRIS COUNTY, TEXAS.

TRACT 2:

EASEMENT GRANTED IN CERTAIN TEMPORARY LIFT STATION CROSS ACCESS EASEMENT AGREEMENT, BY AND BETWEEN RESIDENCES AT BUFFALO LAKES, LP, AND BUFFALO LAKES, LTD., DATED JUNE 16, 2011, FILED FOR RECORD UNDER COUNTY CLERK’S FILE NO. 20110249148 OF THE OFFICIAL PUBLIC RECORDS OF HARRIS COUNTY, TEXAS.

TRACT 3:

EASEMENT GRANTED IN CERTAIN TEMPORARY EASEMENT AGREEMENT, BY AND BETWEEN BUFFALO LAKES, LTD., AND RESIDENCES AT BUFFALO LAKES, LP, DATED JUNE 16, 2011, FILED FOR RECORD UNDER COUNTY CLERK’S FILE NO. 20110249147 OF THE OFFICIAL PUBLIC RECORDS OF HARRIS COUNTY, TEXAS.

TRACT 4:

CITY OF HOUSTON PERMIT FOR USE AND OCCUPANCY OF PUBLIC STREET RIGHT-OF-WAY FILED FOR RECORD ON OCTOBER 3, 2011, UNDER COUNTY CLERK’S FILE NO. 20110414710 OF THE OFFICIAL PUBLIC RECORDS OF HARRIS COUNTY, TEXAS.

[Schedule V]